Exhibit 4.6

STOCKHOLDERS’ AGREEMENT

THIS STOCKHOLDERS’ AGREEMENT (the “Agreement”), dated as of October 2, 2017, by and among OptiNose, Inc., a Delaware corporation (the “Company”) and the Avista Investors (as defined below).

RECITALS

WHEREAS, the Company and certain of its stockholders entered into that certain Amended and Restated Shareholders’ Agreement, dated July 22, 2014, by and among the Company and such stockholders, as further amended and restated by that certain Second Amended and Restated Shareholders’ Agreement, dated March 24, 2017 (the “Prior Agreement”);

WHEREAS, in connection with the consummation by the Company of an initial public offering of its Common Stock (the “IPO”), the Company and the stockholders holding a sufficient number of shares to amend the Prior Agreement pursuant to its terms have separately entered into an amendment to the Prior Agreement to provide for its termination upon the consummation of the IPO; and

WHEREAS, in connection with the consummation by the Company of the IPO and the termination of the Prior Agreement, the parties hereto desire to enter into this Agreement to govern certain of their rights, duties and obligations with respect to their ownership of shares of Common Stock after consummation of the IPO.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties mutually agree as follows:

1.                                      CERTAIN DEFINITIONS AND REFERENCES

1.1          Definitions  As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, controls such first Person or is controlled by said Person or is under common control with said Person, including without limitation any general partner, officer, director or manager of such Person, and any venture capital or private equity fund now or hereafter existing which is controlled by one or more general partners or managing members of, or is managed by the same management company or a management company that, directly or indirectly, is under common control with such management company as, such Person, including having a common general partner, officer, director or manager with such management company, where “control” means power and ability to direct, directly or indirectly, or share equally in or cause the direction of, the management and/or policies of a Person, whether through ownership of voting shares or other equivalent interests of the controlled Person, by contract (including proxy) or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Avista Director” shall have the meaning set forth in Section 2.1.

“Avista Investors” means, collectively, Avista Capital Partners II, LP, a Delaware Limited Partnership, Avista Capital Partners (Offshore) II, LP, a Bermuda Limited Partnership and Avista Capital Partners (Offshore) II-A, LP, a Bermuda Limited Partnership, and any of their respective Affiliates who beneficially own Common Stock from time to time.

“Beneficial Ownership” and “Beneficially Own” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board” means the board of directors of the Company from time to time.

“Business Day” means a day other than a Saturday or Sunday on which banks are open for business in New York, NY.

“Bylaws” means the amended and restated bylaws of the Company, dated as of the date hereof, as the same may be further amended, restated, amended and restated or otherwise modified from time to time.

“Change of Control” means (a) any transaction or series of related transactions, whether or not the Company is a party thereto, in which, after giving effect to such transaction or transactions, Common Stock representing in excess of fifty percent (50%) of the voting power of the Company are owned, directly or indirectly, through one or more entities, by any “person” or “group” (as such terms are used in Section 13(d) of the Exchange Act) of Persons, other than the Avista Investors, or (b) a sale, lease or other disposition of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis (including securities of the Company’s directly or indirectly owned Subsidiaries).

“Charter” means the fourth amended and restated certificate of incorporation of the Company, effective as of the date hereof, as the same may be further amended, restated, amended and restated or otherwise modified from time to time.

“Common Stock” means shares of the Company’s common stock, par value $0.001 per share.

“Company” shall have the meaning set forth in the Preamble.

“Confidential Affiliates” shall have the meaning set forth in Section 4.1.

“Confidential Information” shall have the meaning set forth in Section 4.1.

“Director” means any member of the Board.

“DGCL” shall mean the General Corporation Law of the State of Delaware, as amended.

“Effective Date” shall have the meaning set forth in Section 4.16.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Authority” means any federal, state, local or foreign governmental authority, department, commission, board, bureau, agency, court, instrumentality or judicial or regulatory body or entity.

“IPO” shall have the meaning set forth in the Recitals.

“Law” means (a) all provisions of all laws, statutes, ordinances, rules, regulations, permits, certificates or orders of any Governmental Authority applicable to such Person or any of its assets or property or to which such Person or any of its assets or property is subject and (b) all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which such Person is a party or by which it or any of its assets or properties is or may be bound or subject.

“Necessary Action” means, with respect to any party and a specified result, all actions (solely to the extent such actions are permitted by Law and within such party’s control) necessary to cause such result, including (a) voting or providing a written consent or proxy, or soliciting proxies to vote, with respect to the Common Stock, (b) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (c) executing agreements and instruments and (d) making, or causing to be made, with Governmental Authorities, all filings, registrations or similar actions that are required to achieve such result.

“Person” includes an individual and any association, business, company, concern, enterprise, firm, partnership, joint venture, trust, undertaking or other similar entity, including a Governmental Authority.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to any specified Person, any other Person in which such specified Person, directly or indirectly through one or more Affiliates or otherwise, beneficially owns at least fifty percent (50%) of either the ownership interest (determined by equity or economic interests) in, or the voting control of, such other Person.

1.2          Other Definitional and Interpretive Matters.  Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a)           Calculation of Time.  When calculating the period before which, within which or after which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b)           Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(c)           Headings.  The division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.

(d)           Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

2.                                      BOARD OF DIRECTORS

2.1          Director Designation Rights.  As of the Effective Date and subject to this Section 2.1, the Avista Investors shall be entitled to designate for nomination by the Board upon the recommendation of the Nominating and Corporate Governance Committee pursuant to Section 2.3, up to three (3) Directors from time to time as set forth below (any individual designated by the Avista Investors, an “Avista Director”).  The Avista Directors shall be apportioned among the three (3) classes of Directors as set forth in Section 2.2 of this Agreement.  The right of the Avista Investors to designate the Avista Director as set forth in this Section 2.1 shall be subject to the following: (i) if at any time the Avista Investors beneficially own in the aggregate twenty-seven percent (27.5%) or more of all issued and outstanding shares of Common Stock, the Avista investors shall be entitled to designate three (3) Avista Directors, (ii) if at any time the Avista Investors beneficially own in the aggregate less than twenty-seven and one-half percent (27.5%) but seventeen and one-half percent (17.5%) or more of all issued and outstanding shares of Common Stock, the Avista Investors shall only be entitled to designate two (2) Avista Directors, and (iii) if at any time the Avista Investors beneficially own in the aggregate less than seventeen and one-half percent (17.5%) but seven and one-half percent (7.5%) or more of all issued and outstanding shares of Common Stock, the Avista Investors shall only be entitled to designate one (1) Avista Director.  The Avista Directors shall not be entitled to designate any Avista Directors in accordance with this Section 2.1 if at any time the Avista Investors beneficially own in the aggregate less than seven and one-half percent (7.5%) of all issued and outstanding shares of Common Stock.  For as long as the Avista Investors are entitled to designate three (3) Avista Directors, one of such Avista Directors shall be required to (i) not be an employee, partner or director of the Avista Investors or their Affiliates (but may be a consultant or industry advisor to the Avista Investors or their Affiliates), (ii) qualify as an “independent director” in accordance with the rules, regulations and standards of the NASDAQ Stock Market LLC (“NASDAQ”) and U.S. Securities and Exchange Commission and (iii) be reasonably acceptable to the Board.

2.2          Initial Avista Directors; Classification.  As of the Effective Date, the Avista Director Designees shall be Sriram Venkataraman, designated as a Class I Director, Larry G. Pickering, designed as a Class I Director and Joshua A. Tamaroff, designated as a Class III Director.  Mr. Pickering shall initially be appointed as the vice chair of the Board.  Mr. Tamaroff shall initially be appointed to serve on the Audit Committee and Mr. Venkataraman shall initially be appointed to serve on the Compensation Committee and the Nominating and Corporate Governance Committee.

2.3          Compliance with Nominating Guidelines.  Each Avista Director shall comply with the requirements of the charter for, and related guidelines of, the Nominating and Corporate Governance Committee.

2.4          Reduction in Designation Rights.  Within five (5) Business Days of any decrease in the number of directors that the Avista Investors are entitled to designate for election to the Board, the Avista Investors shall notify the Company of which Avista Director(s) will no longer be serving as Avista Director(s) and shall cause such Avista Director(s) to offer to tender a resignation letter to the Board.  If such resignation is then accepted by the Board, it shall become effective immediately following such acceptance.  If the Avista Director fails to deliver such resignation letter, the Avista Investors shall be given prompt notice from the Board of such default by the Avista Director and shall have three (3) Business Days from the date of receipt of such notice to remedy and cure such default. If, after such three (3) Business Day period, the default has not been remedied or cured, the Board shall be authorized to remove such Avista Director(s) from the Board.  If the Avista Investors fail to notify the Company which of the Avista Director(s) shall be removed, the Board shall be authorized to remove such Avista Director(s) with the shortest remaining term as a Director on the Board.  Any vacancy or vacancies created by such resignation(s) and/or removal(s) shall be filled with one or more Directors, as applicable, designated by the Board upon the recommendation of the Nominating and Corporate Governance Committee.

2.5          Committees.  The Avista Investors acknowledge and agree that at least of majority of the members of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee of the Board shall consist of non-Avista Directors.

2.6          “Controlled Company” Exemption.  Subject to Section 2.5, for so long as the Avista Investors beneficially own in the aggregate more than fifty percent (50%) of all issued and outstanding shares of Common Stock and requests the use of such exemption, the Company shall avail itself of the “controlled company” exemption under the applicable NASDAQ rules.

2.7          Additional Obligations.  The Company agrees to take all Necessary Action to cause (i) the individual(s) designated in accordance with Section 2.1, and subject to the provisions of Section 2.3, to be included in the slate of nominees to be elected to the Board at the next annual or special meeting of stockholders of the Company at which Directors are to be elected, in accordance with the Charter, Bylaws and DGCL and at each annual meeting of stockholders of the Company thereafter at which such Director’s term expires, and to recommend that the Company’s stockholders vote affirmatively for each such nominee and (ii) the individual(s) designated in accordance with Section 2.9 to fill the applicable vacancies of the Board, in accordance with the Charter, Bylaws, DGCL, all applicable securities laws and the NASDAQ rules, regulations and standards.

2.8          Removal without Cause of Avista Directors.  Avista Directors shall be subject to removal (i) as set forth in the Company’s Bylaws, (ii) pursuant to Section 2.4 hereof and (ii) by the Board without cause at the request of the Avista Investors. The Company shall take all Necessary Action to cause the removal without cause of any such Avista Director at the request of the Avista Investors.

2.9          Vacancies of Avista Directors.  In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal of any Avista Director, the Company agrees to take at any time and from time to time all Necessary Action to cause the vacancy created thereby to be filled as promptly as practicable by a new Avista Director designated by the Avista Investors to the Board seat that has become vacant; provided that, for the avoidance of doubt, the Avista Investors shall not have the right to designate a replacement director, and the Board shall not be required to take any action to cause any vacancy to be filled with any Avista Director, to the extent that election or appointment of such Avista Director to the Board would result in a number of directors designated by the Avista Investors in excess of the number of directors that the Avista Investors are then entitled to designate for members on the Board pursuant to Section 2.1.

2.10        Expenses.  The Company shall reimburse the Avista Directors for all reasonable out-of-pocket travel expenses and attendant costs related to attending meetings of the Board, and any committees thereof, including, without limitation, travel, lodging and meal expenses.

3.                                      REPRESENTATIONS AND WARRANTIES

3.1          Representations and Warranties of the Avista Investors. Each of the Avista Investors hereby represents and warrants to the Company that on the date hereof:

(a)           This Agreement has been duly authorized, executed and delivered by each Avista Investor and, assuming the due execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the valid and binding obligation of such Avista Investor, enforceable against such Avista Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws affecting creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at Law).

(b)           The execution, delivery and performance by such Avista Investor of this Agreement do not and will not, with or without the giving of notice or the passage of time or both: (i) violate the provisions of any Law, rule or regulation applicable to such Avista Investor or his, her or its properties or assets; (ii) violate any judgment, decree, order or award of any court, governmental or quasi-governmental agency or arbitrator applicable to such Avista Investor or its properties or assets; or (iii) conflict with, or result in a breach or default under, any term or condition of or constitute a default under, any organizational documents, contract, agreement or instrument to which such Avista Investor is a party or by which such Avista Investor or its properties or assets are bound.

3.2          Representations and Warranties of the Company. The Company hereby represents and warrants to the Avista Investors that as of the date of this Agreement:

(a)           It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, it has full power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action.

(b)           This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws affecting creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at Law).

(c)           The execution, delivery and performance by the Company of this Agreement do not and will not, with or without the giving of notice or lapse of time, or both, (i) violate the provisions of Law, rule or regulation applicable to the Company or its properties or assets, (ii) violate any judgment, decree, order or award of any court, governmental or quasi-governmental agency or arbitrator applicable to the Company or its properties or assets or (iii) conflict with, or result in a breach or default under, any term or condition of the Company’s organizational documents, contract, agreement or instrument to which the Company is a party or by which it or its properties or assets are bound.

4.                                      MISCELLANEOUS

4.1          Confidentiality.

(a)           The Avista Investors and the Avista Directors agree that they shall (and shall cause any of their Affiliates and their officers, directors, employees, partners, legal counsel, agents and representatives to) (collectively, the “Confidentiality Affiliates”) (i) hold confidential and not disclose (other than to their Confidentiality Affiliates having a reasonable need to know in connection with the permitted purposes hereunder), without the prior written consent of the Board, all confidential or proprietary written, recorded or oral information or data (including research, developmental, engineering, manufacturing, technical, marketing, sales, financial, operating, performance, cost, business and process information or data, know-how and computer programming and other software techniques) provided or developed by the Company or its Affiliates in connection with the business of the Company or its Subsidiaries, whether such confidentiality or proprietary status is indicated orally or in writing or in a context in which the Company or its Affiliates reasonably communicated that the information should be treated as confidential, whether or not the specific words “confidential” or “proprietary” are used (“Confidential Information”) and (ii) use such Confidential Information only for the purposes of performing its obligations hereunder to which it is a party and carrying on the business of the Company and monitoring its investment in the Company; provided, however, that the Avista Investors may disclose any such Confidential Information on a confidential basis to current and prospective lenders in connection with a loan or prospective loan to the Avista Investors, as well as to their legal counsel, auditors, agents and representatives.  Notwithstanding the foregoing, the Avista Investors may disclose any such Confidential Information on a confidential basis to limited partners or prospective limited partners or investors of the Avista Investors or their Confidentiality Affiliates.

(b)           The obligations contained in Section 4.1(a) shall not apply, or shall cease to apply, to Confidential Information if or when, and to the extent that, such Confidential Information (i) was, or becomes through no breach of the Avista Investors’ or the Avista Directors’ obligations hereunder, known to the public, (ii) becomes known to the Avista Investors, the Avista Directors or their Confidentiality Affiliates from other sources under circumstances not involving any breach of any confidentiality obligation between such source and the Company, (iii) is independently developed by the Avista Investors, the Avista Directors or their Confidentiality Affiliates, or (iv) is required to be disclosed by law, governmental regulation or applicable legal process.

4.2          Directors’ and Officers’ Insurance.  The Company shall maintain for such periods as the Board shall in good faith determine, at its expense, insurance in an amount determined in good faith by the Board to be appropriate, on behalf of any person who after the date of this Agreement is or was a director or officer of the Company or any

Subsidiary, or is or was serving at the request of the Company or any Subsidiary as a director, officer, employee or agent of another limited company, corporation, partnership, joint venture, trust or other enterprise, including any Subsidiary of the Company, against any expense, liability or loss asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, subject to customary exclusions. The Company shall, and shall cause its Subsidiaries to, enter into customary director and officer indemnification agreements with each of the Company’s or its respective Subsidiaries’ officers and directors.

4.3                               Termination.  This Agreement shall terminate (a) automatically (without any action by any party hereto) when the Avista Investors cease to beneficially own in the aggregate less than seven and one-half percent (7.5%), (b) upon the written agreement of the Avista Investors and the Company to terminate this Agreement; (c) the consummation of a merger in which the Company is not the surviving entity or any other transaction resulting in a Change of Control of the Company; or (d) at such time as its provisions become illegal or are interpreted by any Governmental Authority to be illegal, or any exchange on which shares of Common Stock are traded asserts that its existence will threaten the continued listing of Common Stock on such exchange.

4.4                               Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.5                               Governing Law.  This Agreement and all claims or causes of action that may be based upon, arise out of or relate to this Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of New York, without reference to rules relating to conflicts of laws.

4.6                               Consent to Jurisdiction.

(a)                                 EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ALL STATE AND FEDERAL COURTS LOCATED IN NEW YORK COUNTY, NEW YORK, WITH RESPECT TO ANY CLAIMS MADE HEREUNDER, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS TO BRING ANY SUIT, ACTION OR OTHER PROCEEDING IN OR BEFORE ANY COURT OR TRIBUNAL OTHER THAN THE COURTS DESCRIBED ABOVE AND COVENANTS THAT IT SHALL NOT SEEK IN ANY MANNER TO RESOLVE ANY DISPUTE OTHER THAN AS SET FORTH IN THIS SECTION 4.6 OR TO CHALLENGE OR SET ASIDE ANY

DECISION, AWARD OR JUDGMENT OBTAINED IN ACCORDANCE WITH THE PROVISIONS HEREOF.

(b)                                 EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE TO VENUE, INCLUDING, WITHOUT LIMITATION, THE INCONVENIENCE OF SUCH FORUM, IN ANY OF SUCH COURTS.  IN ADDITION, EACH OF THE PARTIES FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH IN THIS AGREEMENT SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION IN NEW YORK WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION HEREUNDER.

4.7                               Waiver of Jury Trial.

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.7.

4.8                               Counterparts; Facsimile Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.  Each Party to this Agreement agrees that its own facsimile signature will bind it and that it accepts the facsimile signature of each other Party to this Agreement.

4.9                               Notices.  All notices, requests, consents, demands and other communications under this Agreement shall be in writing and shall be sent by registered or certified mail, return receipt requested, postage prepaid or via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

If to the Company, to:

OPTINOSE, INC.

1020 Stony Hill Road, Ste 300

Yardley, PA 19067

Facsimile:  +1-267-395-2119

Attention:  Chief Executive Officer

with a copy to (which shall not constitute notice):

OPTINOSE, INC.

1020 Stony Hill Road, Ste 300

Yardley, PA 19067

Facsimile:  +1-267-395-2119

Attention:  Chief Legal Officer

If to the Avista Investors, to:

AVISTA CAPITAL PARTNERS

65 E. 55th Street, 18th Floor

New York, NY 10022

Facsimile:  + 1 212 593-6959

Attention:  Sriram Venkataraman and Ben Silbert

with a copy to (which shall not constitute notice):

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attention:  David Blittner, Esq.

Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this section.

4.10                        Further Assurances.  Each Party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

4.11                        Specific Performance.  Each Party hereto acknowledges that the remedies at Law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any Party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

4.12                        Expenses.  If any action at Law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

4.13                        Amendments and Waivers.  The terms and provisions of this Agreement may be modified or amended at any time and from time to time only by the written consent of the Company, and the Avista Investors. Any amendment, modification or waiver effected in accordance with the foregoing shall be effective and binding on the Company and the Avista Investors.  Any failure by any party at any time to enforce any of the provisions of this Agreement, or single or partial enforcement of any rights, powers or remedies conferred by this Agreement, shall not be construed as a waiver of such provision or any other provisions hereof, or preclude any other or further exercise thereof.

4.14                        Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision shall be excluded from this Agreement, and the balance of the Agreement shall be interpreted as if such provision were so excluded, and shall be enforceable in accordance with its terms.

4.15                        Entire Agreement.  This Agreement and the documents referred to herein constitute the entire agreement among the Parties relating to the subject matter hereof, and supercede in their entirety any and all prior and/or contemporaneous agreements, understandings or representations relating to the subject matter hereof, whether written or oral.  No Party shall be liable or bound to any other Party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

4.16                        Effectiveness of the Agreement.  Upon the closing of the IPO, the Agreement shall thereupon be deemed to be effective (such date, the “Effective Date”).  However, to the extent the closing of the IPO does not occur on or before March 31, 2018, the provisions of this Agreement shall be without any force or effect.

*  *  *

IN WITNESS WHEREOF, the parties have executed this Stockholders’ Agreement as of the date first above written.

OPTINOSE, INC.

By:	/s/ Peter Miller
Name: Peter Miller
Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Stockholders’ Agreement as of the date first above written.

AVISTA CAPITAL PARTNERS II, LP

By:	Avista Capital Partners GP II, LLC, as general partner

	By:	/s/ Ben Silbert
Name: Ben Silbert
Title: General Counsel

AVISTA CAPITAL PARTNERS (OFFSHORE) II, LP

By:	Avista Capital Partners GP II, LLC, as general partner

	By:	/s/ Ben Silbert
Name: Ben Silbert
Title: General Counsel

AVISTA CAPITAL PARTNERS (OFFSHORE) II-A, LP

By:	Avista Capital Partners GP II, LLC, as general partner

	By:	/s/ Ben Silbert
Name: Ben Silbert
Title: General Counsel